Exhibit 99.1
RUSH STREET INTERACTIVE EXPANDS ITS BOARD WITH APPOINTMENT OF THOMAS WINTER
CHICAGO – DECEMBER 19, 2024 - Rush Street Interactive, Inc. (NYSE: RSI) (“RSI”), a leading online casino and sports betting company in the United States and the rest of the Americas, today announced that it has elected Thomas Winter to its board of directors, effective as of December 16, 2024. With this addition, the board returns to nine members.
“We are thrilled to welcome Thomas to our board”, said Richard Schwartz, CEO of Rush Street Interactive. “His proven track record in the online gaming industry and his strategic vision will be invaluable as we continue to expand our footprint and enhance our offerings. We look forward to his contributions and are confident that his expertise will help drive our future success”.
Mr. Winter is a seasoned executive with extensive experience in the online gaming industry. He began his career in the gaming sector nearly two decades ago and has since established himself as a leader in the field. In 2013, he founded Golden Nugget Online Gaming (GNOG), where he served as President. Under his leadership, GNOG become a top online gaming operator in New Jersey, achieving significant market share and recognition, went public and was later successfully sold for over $1.5 billion to DraftKings, where he developed their multi-brand online casino strategy and led their online casino business until September 2023.
Before founding GNOG, Mr. Winter was the CEO and director of Betclic, a major European online sports betting and gaming operator, and Expekt, a pioneer brand in the online gaming industry, within the Betclic Group. He played a key role as COO at both businesses before being appointed CEO.
About Rush Street Interactive
RSI is a trusted online gaming and sports entertainment company focused on markets in the United States, Canada and Latin America. Through its brands, BetRivers, PlaySugarHouse and RushBet, RSI was an early entrant in many regulated jurisdictions. It currently offers real-money mobile and online operations in fifteen U.S. states: New Jersey, Pennsylvania, Indiana, Colorado, Illinois, Iowa, Michigan, Virginia, West Virginia, Arizona, New York, Louisiana, Maryland, Ohio and Delaware, as well as in the regulated international markets of Colombia, Ontario (Canada), Mexico and Peru. RSI offers, through its proprietary online gaming platform, some of the most popular online casino games and sports betting options in the United States. Founded in 2012 in Chicago by gaming industry veterans, RSI was named the EGR North America Awards Customer Services Operator of the Year five years in a row (2020-2024), the 2022 EGR North America Awards Operator of the Year and Social Gaming Operator of the Year, and the SBC Latinoamérica Awards 2024 Casino Operator of the Year and 2021 Sportsbook Operator of the Year. RSI was the first U.S.-based online casino and sports betting operator to receive RG Check iGaming Accreditation from the Responsible Gaming Council. For more information, visit www.rushstreetinteractive.com.
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